Exhibit 5.1

April 2, 2024
File: 7336 001

Goodness Growth Holdings, Inc.

207 South 9th Street

Minneapolis, Minnesota 55402

Dear Sirs / Mesdames:

Re:	Goodness Growth Holdings, Inc. (the "Company") Registration Statement on Form S-8 relating to the registration of subordinate voting shares without par value in the capital of the Company ("Shares")

We have acted as British Columbia counsel to the Company, a corporation existing under the laws of the Province of British Columbia, Canada, in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Securities Act") by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof.

The Registration Statement relates to the registration of 10,995,728 Shares (the "Plan Shares") underlying stock option awards ("Options") granted pursuant to the Employee Agreements (as defined below) and evidenced by the Award Agreements (as defined below).

In connection with this opinion, we have reviewed and relied upon originals, photocopies or copies, certified or otherwise identified to our satisfaction of:

(a)	the Registration Statement;

(b)	the following employment agreement and amendments to employment agreements:

i.	Employment Agreement with Joshua Rosen and Vireo Health, Inc. ("Vireo"), dated December 4, 2022;

ii.	Second Amendment to Employment Agreement, effective December 14, 2022, by and among the Company, Vireo and Kyle Kingsley;

iii.	Third Amendment to Employment Agreement, effective June 7, 2023, by and among the Company, Vireo and John Heller;

iv.	Second Amendment to Employment Agreement, effective December 14, 2022, by and among the Company, Vireo and J. Michael Schroeder;

April 2, 2024

v.	Third Amendment to Employment Agreement, effective June 7, 2023, by and among the Company, Vireo and J. Michael Schroeder;

vi.	Second Amendment to Employment Agreement, effective December 14, 2022, by and among the Company, Vireo and Amber Shimpa;

vii.	Fourth Amendment to Employment Agreement, effective December 21, 2023, by and among the Company, Vireo and Amber Shimpa; and

viii.	Second Amendment to Employment Agreement, effective December 14, 2022, by and among the Company, Vireo and Patrick Peters,

(collectively, the "Employee Agreements"); and

(c)	the following stock option agreements:

i.	Non-Statutory Stock Option Agreement dated December 14, 2022, between the Company and Joshua Rosen;

ii.	Non-Statutory Stock Option Agreement dated December 14, 2022, between the Company and Kyle Kingsley;

iii.	Non-Statutory Stock Option Agreement dated December 14, 2022, between the Company and Michael Schroeder;

iv.	Non-Statutory Stock Option Agreement dated December 14, 2022, between the Company and Amber Shimpa;

v.	Non-Statutory Stock Option Agreement dated December 14, 2022, between the Company and Patrick Peters;

vi.	Incentive Stock Option Agreement dated January 4, 2023, between the Company and Kyle Kingsley;

vii.	Non-Statutory Stock Option Agreement dated June 7, 2023, between the Company and Michael Schroeder (as to 239,907 Options);

viii.	Non-Statutory Stock Option Agreement dated June 7, 2023, between the Company and Michael Schroeder (as to 400,000 Options);

ix.	Non-Statutory Stock Option Agreement dated June 7, 2023, between the Company and John Heller (as to 1,314,941 Options);

x.	Non-Statutory Stock Option Agreement dated June 7, 2023, between the Company and John Heller (as to 287,888 Options); and

xi.	Non-Statutory Stock Option Agreement dated December 21, 2023, between the Company and Amber Shimpa,

(collectively, the "Award Agreements").

(The Award Agreements, together with the Employee Agreements and the Registration Statement, constitute the "Plan Documents").

April 2, 2024

We have also reviewed the following documents (the "Corporate Documents"): (a) the Certificate of Continuation, Certificates of Name Changes, Notice of Articles and Articles of the Company; (b) records of the Company's corporate proceedings in connection with the Plan Documents; and (c) a certificate of an officer of the Company with respect to certain factual matters (the "Officer's Certificate"), and such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for our opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the Corporate Documents, without independent investigation of the matters provided for therein for the purpose of providing this opinion.

Whenever our opinion refers to Shares of the Company whether issued or to be issued, as being "fully paid and non-assessable", such opinion indicates that the holder of such Shares will not be liable to contribute any further amounts to the Company by virtue of its status as a holder of such Shares, either in order to complete payment for the Shares or to generally satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such Shares or as to the adequacy of any consideration received.

In examining all documents and in providing our opinion, we have assumed: (i) the authenticity of all records, documents, and instruments submitted to us as originals; (ii) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (iii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments or other documents submitted to us; (iv) the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies; (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of this opinion are true and correct; and (vi) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Company).

Our opinion is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

Based upon and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	the Plan Shares have been duly authorized and, if issued in connection with the due exercise and payment thereof under the Award Agreements in accordance with the terms and subject to the conditions of the applicable Award Agreement and Employee Agreement, such Plan Shares will be validly issued as fully paid and non-assessable Shares in the capital of the Company.

April 2, 2024

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein after the effective date of the Registration Statement.

Yours truly,

SANGRA MOLLER LLP

/s/ "Sangra Moller LLP"